Exhibit 99.1

News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens (Investors)
EVP, Chief Financial Officer
(630) 875-7347
Brian J. O’Meara (Media)
(630) 875-7260

TRADED: NASDAQ Global Select Market		www.firstmidwest.com

SYMBOL: FMBI

FIRST MIDWEST BANK REAFFIRMS STRONG CAPITAL POSITION

AND FOCUS ON GROWTH

ITASCA, IL, MAY 14, 2010 – (NASDAQ NGS: FMBI) Itasca-based First Midwest Bancorp, Inc. (First Midwest) today reaffirmed that its capital position significantly exceeds levels required to be considered “well capitalized” under current regulatory standards which is the highest capital rating category that a financial institution can attain.

“Our capital foundation is one the strongest in all of Chicagoland. It continues to serve as a significant business advantage, leaving us well positioned to pursue strategic opportunities to enhance our business,” said Michael Scudder, President and Chief Executive Officer of First Midwest. “Now more than ever, it is important to understand the distinction between banks that are struggling and a strong and trusted bank like First Midwest, focused on growing, lending money, and meeting the needs of our clients and communities when others can’t. That can mean a huge difference for business owners looking to capitalize on opportunities in times like this.”

The recent disruption in the marketplace caused by a number of bank failures such as Amcore Bank and Midwest Bank and Trust has been advantageous for First Midwest. On April 23, 2010 First Midwest Bank completed an acquisition of certain deposits and loans of the failed Peotone Bank and Trust Company in a transaction facilitated by the FDIC. This was the second such failed institution First Midwest Bank has acquired in the last seven months. The acquisition of First DuPage Bank located in Westmont, IL was completed on October 23, 2009.

“The strength of our capital foundation has allowed us to be strategically selective about how we participate in these FDIC opportunities,” added Scudder. “Whether we acquire a failed institution from the FDIC or not, the disruption in the marketplace created by these circumstances is beneficial to us. Businesses and individuals alike want to know that their bank has the strength to support their needs. First Midwest does just that.”

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 64 communities, primarily in metropolitan Chicago.

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